Exhibit 99.1

B&G Foods Announces Agreement to Acquire
Cream of Wheat from Kraft Foods

Parsippany, N.J., January 23, 2007—B&G Foods, Inc. (AMEX: BGF), a manufacturer and distributor of high quality, shelf-stable foods, today announced that a newly-formed subsidiary of B&G Foods has entered into an agreement to acquire the Cream of Wheat and Cream of Rice hot cereal brands from Kraft Foods Global, Inc. for approximately $200 million in cash.

David L. Wenner, Chief Executive Officer of B&G Foods, stated, “We are very pleased to add the Cream of Wheat and Cream of Rice brands to our portfolio of brands.  Cream of Wheat is a strong brand name in the growing hot cereal category, and a brand that we think will do well within B&G Foods.  This acquisition is very consistent with our strategy of acquiring smaller, higher-margin brands.  We expect the acquisition to improve the already healthy margin structure of B&G Foods and to be accretive to our company’s free cash flow.  This is yet another example of B&G Foods’ ability to grow dynamically through acquisition.”

Introduced in 1893, Cream of Wheat is among the leading brands, and one of the most trusted and widely recognized brands, of hot cereals sold in the United States.  The Cream of Wheat and Cream of Rice brands generated net sales of approximately $60 million in 2006.  Cream of Wheat is available in original, 10-minute, 2½ minute and one-minute versions, and also in instant packets of original and other flavors, including apples ‘n cinnamon, maple brown sugar and strawberries ‘n cream.  Cream of Wheat and Cream of Rice are distributed nationally and in various retail and food service channels.

B&G Foods expects to fund the acquisition with additional debt, and in order to complete this transaction, B&G Foods has received financing commitments for senior secured debt financing from Lehman Brothers Inc. and Credit Suisse in an amount sufficient to fund the purchase price.

As per the terms of the acquisition agreement, B&G Foods will acquire the Cream of Wheat and the Cream of Rice brands as well as certain manufacturing equipment.  B&G Foods expects the acquisition of the Cream of Wheat and Cream of Rice brands to close in the first quarter of fiscal 2007, subject to regulatory approval and the satisfaction of customary closing conditions.

Conference Call

B&G Foods will host a conference call to discuss the transaction at 10:00 a.m. ET today.  The call will be webcast live over the Internet from B&G Foods’ website at www.bgfoods.com under “Investor Relations—Company Overview.”  Participants should follow the instructions provided on the website for the download and installation of audio applications necessary to join the webcast. The call can also be accessed live over the phone by dialing (877) 704-5384 or for international callers by dialing (913) 312-1297.

The webcast is also being distributed over CCBN’s Investor Distribution Network to both institutional and individual investors.  Individual investors can listen to the call through CCBN’s individual investor center at www.fulldisclosure.com or by visiting any of the investor sites in CCBN’s Individual Investor Network.  Institutional investors can access the call via CCBN’s password-protected event management site, StreetEvents (www.streetevents.com).

A replay of the call will be available one hour after the call and can be accessed by dialing (888) 203-1112 or (719) 457-0820 for international callers; the password is 2762468. The replay will be available from January 23, 2007, through January 30, 2007.

About B&G Foods, Inc.

B&G Foods and its subsidiaries manufacture, sell and distribute a diversified portfolio of high-quality, shelf-stable foods across the United States, Canada and Puerto Rico.  B&G Foods’ products include jams, jellies and fruit spreads, canned meats and beans, spices, seasonings, marinades, hot sauces, wine vinegar, maple syrup, molasses, salad dressings, Mexican-style sauces, taco shells and kits, salsas, pickles and peppers and other specialty food products.  B&G Foods competes in the retail grocery, food service, specialty store, private label, club and mass merchandiser channels of distribution.  Based in Parsippany, New Jersey, B&G Foods’ products are marketed under many recognized brands, including Ac’cent, B&G, B&M, Brer Rabbit, Emeril’s, Grandma’s Molasses, Joan of Arc, Las Palmas, Maple Grove Farms of Vermont, Ortega, Polaner, Red Devil, Regina, San Del, Ac’cent Sa-Son, Trappey’s, Underwood, Vermont Maid and Wright’s.  For more information on B&G Foods, please visit www.bgfoods.com.

About Kraft Foods

Kraft Foods (NYSE:KFT) is one of the world’s largest food and beverage companies.   Kraft Foods markets many of the world’s leading food brands, including Kraft cheeses, dinners and dressings; Oscar Mayer meats, DiGiorno pizzas, Oreo cookies, Ritz crackers and chips, Philadelphia cream cheese, Milka and Cote d’Or chocolates, Planters nuts, Honey Bunches of Oats cereals, Jacobs, Gevalia and Maxwell House coffees; Capri Sun, Crystal Light and Tang refreshment beverages; and a growing range of South Beach Diet and better-for-you Sensible Solution options.  For more information on Kraft Foods, please visit www.kraft.com.

Forward-Looking Statements

Statements in this press release that are not statements of historical or current fact constitute “forward-looking statements.”  The forward-looking statements contained in this press release include without limitation  statements related to the planned acquisition of Cream of Wheat and Cream of Rice and the timing and financing thereof; and the expected impact of the planned acquisition, including without limitation the expected impact on B&G Foods’ margins, growth and free cash flow potential.  Such forward-looking statements involve known and unknown risks, uncertainties and other unknown factors that could cause the actual results of B&G Foods to be materially different from the historical results or from any future results expressed or implied by such forward-looking statements. In addition to statements that explicitly describe such risks and uncertainties readers are urged to consider statements labeled with the terms “believes,” “belief,” “expects,” “intends,” “anticipates” or “plans” to be uncertain and forward-looking. The forward-looking statements contained herein are also subject generally to other risks and uncertainties that are described from time to time in B&G Foods’ filings with the Securities and Exchange Commission.

Contacts:

Investor Relations:	Media Relations:
ICR, Inc.	ICR, Inc.
Don Duffy	John Flanagan
866-211-8151	203-682-8222